Exhibit 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
626-799-8090	chris@blueshirtgroup.com
www.cogentsystems.com	rakesh@blueshirtgroup.com

Cogent Systems Announces Third Quarter Results

Board of Directors Authorizes $100 Million Stock Repurchase Plan

South Pasadena, CA – November 1, 2007 – Cogent Systems (Nasdaq: COGT) today announced financial results for the third quarter ended September 30, 2007.

Third quarter 2007 revenues were $22.5 million, a 3.7% decrease compared to revenue of $23.4 million in the same year ago period. Net income on a GAAP basis for the third quarter of 2007 was $4.1 million, or $0.04 per diluted share. This compares to GAAP net income of $5.7 million, or $0.06 per diluted share in the same year ago period.

Cogent’s third quarter of 2007 GAAP results included $0.6 million of non-cash share based compensation charges. Excluding the effects of share-based compensation and the net tax effect, non-GAAP net income for the third quarter of 2007 was $4.5 million, or $0.05 per diluted share. This compares to non-GAAP net income of $6.4 million, or $0.07 per diluted share, in the same year ago period, excluding the effects of similar items in both periods. Third quarter 2007 net and operating income were impacted by $3.7 million in legal expenses related to the Company’s prior intellectual property lawsuit which was settled during the third quarter. The operating results do not include any effects of the previously announced settlement of that lawsuit.

“Our third quarter results were impacted by lower than expected revenues from follow-on orders from our existing domestic and international customers,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “We are continuing to pursue opportunities with these customers, however the timing of these revenues are uncertain. Despite these short-term issues, we believe our pipeline of future opportunities in the coming year and competitive position remain strong. Over the next 12 months, we continue to expect several sizable procurements to be awarded by large government agencies where we feel we are well positioned. In addition, we believe we will continue to win smaller contracts, increasing our market share and broadening our customer list further. Our confidence in Cogent’s future and focus on stockholder value is demonstrated by our announcement today of a $100 million stock repurchase plan.”

“During the quarter, we generated approximately $12.5 million in cash and ended the quarter with our cash and investments position at approximately $458 million or $4.77 per share,” commented Paul Kim, Chief Financial Officer of Cogent. “Given this large cash balance and our demonstrated ability to consistently generate cash, we remain well positioned to invest aggressively in our future while instituting our announced stock repurchase plan.”

Stock Repurchase Plan

The Company also announced today that its Board of Directors has approved a stock repurchase plan. Pursuant to this program, beginning on November 5, 2007 Cogent may repurchase up to $100 million of its common stock. Depending on market conditions, shares may be repurchased from time to time at prevailing market prices through open market or negotiated transactions. The program will terminate following a period of 12 months.

The Company is not obligated to purchase any shares. Subject to applicable securities laws, repurchases may be made at such times and in such amounts as the Company’s management deems appropriate. Purchases under the program can be discontinued at any time management feels additional purchases are not warranted. The repurchases will be made using the Company’s cash resources.

Conference Call Information

The Company will host a conference call and live webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today to discuss these results. Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11099081. International parties should call 303-590-3000 and enter pass code 11099081.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a global biometric identification solutions provider to governments, law enforcement agencies, and commercial enterprises. Cogent provides the highest quality identification systems, products and services with leading technology, accuracy and speed. Cogent’s Automated Fingerprint/Palmprint Identification Systems, or AFIS, enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Cogent’s anticipated revenue growth and growth in sales opportunities in a variety of markets, including future domestic and international growth. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-Q for the quarter ended June 30, 2007 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; and exposure to intellectual property and product liability claims. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

September 30, 2007 and December 31, 2006

(in thousands)

	Balance at 9/30/2007	Balance at 12/31/2006
ASSETS:
Cash and investments	$458,162	$414,802
Accounts receivable, net	15,050	26,798
Unbilled accounts receivable	914	530
Inventories	9,026	19,439
Property and equipment, net	33,476	32,874
Deferred income taxes	30,926	43,423
Other assets	2,214	3,075

Total assets	$549,768	$540,941

LIABILITIES & EQUITY:
Accounts payable and accrued liabilities	$21,567	$12,878
Deferred revenue	15,427	37,504
Total stockholders' equity	512,774	490,559

Total liabilities & equity	$549,768	$540,941

COGENT, INC.

CONDENSED STATEMENT OF INCOME

Three Months and Nine Months Ended September 30, 2007 and 2006

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues:
Product revenues	$16,016	$18,399	$65,714	$42,586
Maintenance and services revenues	6,496	4,976	18,205	16,737

Total revenues	22,512	23,375	83,919	59,323

Cost of revenues:
Cost of product revenues (1)	8,144	9,942	28,906	21,327
Cost of maintenance and services revenues (1)	1,955	1,464	5,446	4,604

Total cost of revenues	10,099	11,406	34,352	25,931

Gross profit	12,413	11,969	49,567	33,392

Operating expenses:
Research and development (1)	2,670	2,098	7,775	6,315
Selling and marketing (1)	2,361	1,955	6,422	5,700
General and administrative (1)	5,670	3,490	17,546	8,852

Total operating expenses	10,701	7,543	31,743	20,867

Operating income	1,712	4,426	17,824	12,525

Interest income	5,756	4,654	16,530	12,325
Other, net	(195)	19	185	476

Income before income taxes	7,273	9,099	34,539	25,326

Income tax provision	3,129	3,366	13,607	9,276

Net income	$4,144	$5,733	$20,932	$16,050

Net income per share:
Basic	$0.04	$0.06	$0.22	$0.17
Diluted	$0.04	$0.06	$0.22	$0.17

Number of shares used in per share computations:
Basic	94,436	94,178	94,331	94,024
Diluted	95,976	95,988	95,972	96,153

(1) Share-based compensation expense was allocated as follows:
Cost of product revenues	$48	$87	$285	$246
Cost of maintenance and services revenues	57	70	262	373
Research and development	72	118	274	529
Selling and marketing	266	331	726	1,103
General and administrative	168	383	646	1,311

Total share-based compensation expense	$611	$989	$2,193	$3,562

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months Ended September 30, 2007 and 2006

(in thousands, except per share data)

	Three months ended September 30, 2007	Three months ended September 30, 2006
Earnings for per share calculations

GAAP Net Income	$4,144	$5,733

GAAP Income tax provision	3,129	3,366
Share-based compensation expense	611	989
Tax effect (1)	(3,390)	(3,733)

Non-GAAP Net income	$4,494	$6,355

Earnings per share

GAAP Diluted EPS	$0.04	$0.06

GAAP Income tax provision	0.03	0.04
Share-based compensation expense	0.01	0.01
Tax effect (1)	(0.03)	(0.04)

Non-GAAP Diluted EPS	$0.05	$0.07

(1) Tax rates as follows:
- 43% for three months ended September 30, 2007
- 37% for three months ended September 30, 2006